Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Yahoo! Inc. (Form S-3 No. 333-34364, No. 333-46458, No. 333-81644, No. 333-100298, No. 333-105766), (Form S-8 No. 333-3694, No. 333-39105, No. 333-46492, No. 333-54426, No. 333-56781, No. 333-60828, No. 333-66067, No.333-76995, No. 333-79675, No. 333-80227, No. 333-81635, No. 333-83770, No. 333-89948, No. 333-93497), and (Form S-4 No. 333-62694) of our report dated January 30, 2003, and to the use our report dated January 30, 2003, with respect to the financial statements of Overture Services, Inc. included in the Form 8-K/A of Yahoo! Inc., dated August 8, 2003.

/s/ Ernst & Young LLP

Los Angeles, CA

August 8, 2003